                                  EXHIBIT 12
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                 Three Months Ended
                                                Mar. 31       Mar. 31
                                                 2001          2000
                                               --------      --------
                                               (Thousands of Dollars)
Income before income taxes,
      extraordinary item and cumulative
      effect of accounting changes              $ 3,954       $26,733
Amortization of capitalized interest                620           608
Interest expense                                  8,894         7,222
Interest portion of rental expense                  620           598
                                               --------      --------
Earnings                                        $14,088       $35,161
                                               ========      ========
Interest                                        $ 9,102       $ 7,586
Interest portion of rental expense                  620           598
                                               --------      --------
Fixed Charges                                   $ 9,722       $ 8,184
                                               ========      ========
Ratio of Earnings to Fixed Charges                 1.45          4.30
                                               ========      ========